Exhibit 5.3

[Letterhead of Vischer Ltd]

VISCHER Ltd

Basel

Aeschenvorstadt 4

CH-4010 Basel

Switzerland

Phone: +41 61 279 33 00

Fax +41 61 279 33 10

Zurich

Schützengasse 1

CH-8021 Zurich

Switzerland

Phone +41 44 254 34 00

Fax +41 44 254 34 10

Tyco International Ltd.

Freier Platz 10

8200 Schaffhausen

Basel,  16 December 2011

Tyco International Ltd.

Dear Sirs,

We have acted as Swiss counsel to Tyco International Ltd., a company limited by shares with registered offices in Schaffhausen, Switzerland (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission on December 16, 2011 of the registration statement on Form S-3 (the “Registration Statement”) with respect to, inter alia, the offer by the Company from time to time of registered shares of par value CHF 6.70 (the “Registered Shares”) and the guarantees by the Company of debt securities (a “Guarantee” or the “Guarantees”), pursuant to the terms of one or more supplemental prospectus to the prospectus in the Registration Statement.

I.                                        DOCUMENTS

For purposes of rendering this opinion, we have examined and relied on the following documents:

a)                                     an excerpt from the Commercial Register of the Canton of Schaffhausen, Switzerland, in respect of the Company, certified by such Commercial Register to be up-to-date as of December 13, 2011 (the “Excerpt”);

b)                                    a copy of the public deed regarding the extraordinary general meeting of the Company dated March 9, 2011, enacting the current articles of association of the Company (the “Public Deed”);

c)                                     a copy of the articles of association of the Company dated March 9, 2011 shown in the Excerpt to be the Company’s articles of association currently filed with the Commercial Register of Schaffhausen, Switzerland (the “Articles of Association”).

d)                                    A draft of the Registration Statement dated December 16, 2011.

The documents referred to a) and d) are referred to together as the “Documents”.

We have further examined such other records, documents and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion.

II.                                    ASSUMPTIONS

In giving this opinion, we have assumed that:

a)                                     all Documents submitted to us as copies are complete and conform to their originals and such originals are authentic;

b)                                    all signatures on the Documents are genuine;

c)                                     At the time of the issue by the Company of any Registered Shares or at the time of the granting of a Guarantee no bankruptcy, reorganization, liquidation or similar proceedings is or are pending or were initiated against the Company, no litigation, administrative or other proceeding of or before any governmental authority is pending against the Company and that the Company has not passed a voluntary winding-up resolution, no petition has been presented or order been made by a court for the winding-up, dissolution, composition or administration of the Company and no receiver, trustee, administrator or similar officer has been appointed in relation to the Company or any of its assets or revenues;

d)                                    At the time of the issue by the Company of any Registered Shares or at the time of the granting of a Guarantee the Company’s general meeting has not resolved to transfer the seat of the Company outside Switzerland and no amendment, alteration, variation or modification has been made to any of the corporate documents, the articles of association or the organizational regulations after December 16, 2011;

e)                                     there are no provisions of the laws or regulations of any jurisdiction other than Switzerland which would be contravened by the execution, delivery or filing of the Registration Statement or any supplemental prospectus issued pursuant to the Registration Statement, or any indenture entered into in relation to the debt securities or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Registration Statement or any supplemental prospectus issued pursuant to the Registration Statement, or any indenture entered into in relation to the debt securities is required to be performed or taken in any jurisdiction outside Switzerland, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal or unenforceable by virtue of the laws of that jurisdiction;

f)                                       when executed and delivered, the Registration Statement will be in a form which does not differ in any material respect from the draft which we have examined for the purposes of this opinion;

g)                                    at the time of the issue of any Registered Shares, the Company will have sufficient authorized or conditional share capital according to the Company’s Articles of Association to make such issue;

h)                                    any supplemental prospectus prepared in relation to the offer of the Registered Shares, as contemplated by the Registration Statement will comply with and have been prepared in accordance with all relevant legislation and the Documents;

i)                                        at the time of the issue by the Company of any Registered Shares, the Board of Directors of the Company will have duly authorised the creation of the Registered Shares according to the Company’s Articles of Association and applicable Swiss law;

j)                                        at the time of the granting of a Guarantee the Board of Directors of the Company will have taken all actions necessary to authorise the granting of such Guarantee and such Guarantee will have been duly signed by duly authorized persons;

k)                                     the indentures with respect to the debt securities and the related Guarantees constitute legal, valid, binding and enforceable obligations of the parties thereto under the governing law;

l)                                        the underlying agreements regarding warrants or units constitute legal, valid, binding and enforceable obligations of the parties thereto under the governing law;

m)                                  the exercise price of any option granted under any warrant agreement Plans is at least the current par value of CHF 6.70 per share;

n)                                    all authorizations, approvals, consents, licenses, exemptions and other requirements, other than those required under the laws of Switzerland, for the legality, validity and enforceability of the debt securities or the Guarantees have been duly obtained and are and will remain in full force and effect;

o)                                    the issue of Registered Shares upon exercise of warrants under any warrant agreement will be in accordance with the terms and the procedures described in such warrant agreement and that the exercise price payable under any warrant agreement is paid by the warrant holder to the Company either in cash or by conversion;

p)                                    the Registered Shares will be issued at least for the par value of each Registered Share;

q)                                    the (i) requisite reports of the Company’s auditors according to Article 653f of the Swiss Code of Obligations (the “CO”), (ii) amendments of the Articles of Association according to article 653g CO, and (iii) entry of the share capital increase into the Commercial Register of the Canton of Schaffhausen will be given or made; and

r)                                       there are no provisions of the laws of any jurisdiction other than Switzerland which would have any implications on the opinions we ex-press.

III.                                 OPINIONS

On the basis of the foregoing and subject to the qualifications hereinafter set forth, we express the following opinions:

a)                                     The Registered Shares when issued and paid for in accordance with the Articles of Association, and, if applicable, in accordance with the terms and conditions referred to in the Registration Statement and in accordance with the terms and conditions of the underlying agreements, and, provided the issue price for such Registered Shares has been fully paid in pursuant to Swiss law, will be validly issued, fully paid-in and non-assessable (which term means when used herein that the holders thereof are not liable, solely because of their status as holder, for additional assessments or calls on the Registered Shares by the Company or its creditors).

b)                                    Expressly subject to the assumptions d) and j), the Guarantees created and issued upon the terms of the relevant indentures creating such debt securities as described in the Registration Statement will be binding obligations of the Company.

IV.                                         QUALIFICATIONS

This opinion is subject to the following qualifications:

a)                                     This opinion is limited to matters of Swiss law as in force on the date hereof and as applied and construed by the courts of Switzerland. We have not investigated the laws of any jurisdiction other than Switzerland, any representations and warranties made by any party to any instrument under the Registration Statement or any matters of fact.

b)                                    Enforcement in Switzerland of judgments rendered outside Switzerland would be subject to the limitations set forth in (a) the Lugano Convention of 30 October 2007 on Jurisdiction and the Enforcement of Judgements in Civil and Commercial Matters. (b) such other (multilateral or bilateral) international treaties under which Switzerland is bound, and (c) the Swiss Federal Act on Private International Law (Bundesgesetz über das Internationale Privatrecht), in particular , and without limitation to the foregoing, the general principles of the Swiss ordre public as defined in Art. 17 and 18 of the Swiss Federal Act on Private International Law. Enforcement in Switzerland of judgments rendered outside Switzerland may furthermore be limited if the foreign court violated fundamental procedural principles as defined in Art. 27 of the Swiss Federal Act on Private International Law or if such enforcement would contravene the Swiss ordre public. In particular, remedies such as an order for specific performance or an injunction are discretionary remedies and may not be available under the laws of Switzerland where damages are considered to be an adequate remedy. Enforcement under Swiss debt collection and bankruptcy proceedings may only be made in Swiss francs and an USD amount or an amount in any other currency must accordingly be converted into Swiss franc at the rate obtained on the date of instituting the enforcement proceedings.

c)                                     Based on statutory law and generally accepted principles with respect to usury (which under Swiss jurisprudence are interests in excess of 18% per annum), the interest and provision fee payments under any of the debt securities may be subject to limitations.

The opinion set forth herein is limited to the matters specifically addressed herein, and no other opinion or opinions are expressed or may be implied or inferred.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions.

We assume no obligation to advise you of any changes to this opinion that may come to our attention after the date hereof. We consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-3.  In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended or the rules and regulations of the U.S. Securities & Exchange Commission.

This opinion is governed by and shall be construed in accordance with the laws of Switzerland and shall be subject to the exclusive jurisdiction of courts in Zurich, Switzerland.

Very truly yours,

VISCHER Ltd

/s/ Matthias Staehelin
Matthias Staehelin